UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2004

FIRST ADVANTAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-50285	61-1437565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Progress Plaza, Suite 2400 St. Petersburg, Florida	33701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 214-3411

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 10, 2004, First Advantage Corporation (the “Company”) announced that David Wachtel, the Chief Technology Officer of the Company will terminate his employment with the Company effective November 30, 2004, pursuant to the terms of an Employment Agreement between Mr. Wachtel and the Company.

The Company made the foregoing announcement in a news release issued on November 10, 2004 (the “News Release”). The News Release is being filed as Exhibit (99) to this report and is incorporated by reference herein.

As previously disclosed in the Company’s proxy statement for its 2004 annual meeting of stockholders, Mr. Wachtel entered into an employment agreement with the Company in August 2003. Following his termination of employment, Mr. Wachtel will be entitled to receive his base salary until December 31, 2005, payment of a bonus equal to the bonus of the prior year in the amount of $100,000, and reimbursement of health premiums required by applicable law until December 31, 2005. Additionally, Mr. Wachtel shall have ninety (90) days from the date of his termination to exercise approximately 73,000 options, and one (1) year from the date of his termination to exercise approximately 13,334 options.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

The disclosures and qualifications in Item 1.02 are incorporated into this Item 2.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

(99)	News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

By:	/s/ John Lamson
Name:	John Lamson
Title:	Executive Vice President and Chief Financial Officer

Dated: November 10, 2004